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For Further Information:
Charles W. Federico                                  Thomas Hein
Group President & CEO                                CFO
Orthofix International N.V.                          Orthofix International N.V.
704.948.2600                                         704.948.2600


              Orthofix Reports 15% Increase in Year-End and Q4 2003 Revenues, to $203.7 Million and $52.7 Million, Respectively


HUNTERSVILLE, N.C., February 26, 2004 - Orthofix International N.V. (NASDAQ:OFIX) today announced results for the fourth quarter and year ended December 31, 2003.

Sales for the year ended December 31, 2003, were $203.7 million, an increase of 15% over the $177.6 million reported during the same period in 2002. The incremental impact of foreign currency on sales for 2003 was a positive $7.1 million.

Net income for the year ended December 31, 2003, was $24.7 million, or $1.68 per diluted share, which included $4.9 million in litigation and after-tax settlement costs, a decrease of 5% from the net income of $25.9 million, or $1.76 per diluted share, for the same period in 2002. Excluding the $4.9 million in litigation and settlement costs, net income for the year ended December 31, 2003, would have been $29.6 million, or $2.02 per diluted share, an increase of 14% over the same period in 2002. Diluted weighted average shares outstanding were 14,681,883 and 14,685,236 during 2003 and 2002, respectively.

Sales for the fourth quarter ended December 31, 2003, were $52.7 million, an increase of 15% over the $45.9 million reported during the same period in 2002. The incremental impact of foreign currency on sales for the fourth quarter of 2003 was a positive $1.8 million.

Net income for the fourth quarter ended December 31, 2003, was $6.8 million, or $0.46 per diluted share, which included $1.0 million in litigation costs related to the KCI patent infringement case, compared with $6.6 million, or $0.45 per diluted share, for the same period in 2002. Excluding the $1.0 million in litigation cost, net income for the fourth quarter ended December 31, 2003, would have been $7.8 million, or $0.52 per diluted share, an increase of 18% over the same period in 2002. Diluted weighted average shares outstanding were 14,854,946 and 14,486,870 during the three months ended December 31, 2003, and December 31, 2002, respectively.

Following the Breg acquisition, the Company stated that it would be more meaningful to classify net sales by the market sectors of spine, reconstruction and trauma, which its products support, rather than classifying net sales by product groups. Accordingly, for information purposes, the Company has presented net sales by market sectors in addition to geographic destination for the periods ended December 31, 2003 and 2002, respectively.


Net sales by geographic destination for the periods ended December 31, (In millions)

                          Three Months Ended December 31,         Twelve Months Ended December 31,
                          -------------------------------         --------------------------------
                           2003     2002      % Increase           2003      2002      % Increase
                          -------  -------    -----------         -------   -------    -----------
Americas                  $  36.5  $  31.3         17%            $ 137.9   $ 122.9        12%

International                16.2     14.6         11%               65.8      54.7        20%
                          -------  -------    -----------         -------   -------    -----------
Total                     $  52.7  $  45.9         15%            $ 203.7   $ 177.6        15%
                          -------  -------    -----------         -------   -------    -----------
                          -------  -------    -----------         -------   -------    -----------


Net sales by market sector for the periods ended December 31, (In millions)

                          Three Months Ended December 31,         Twelve Months Ended December 31,
                          -------------------------------         --------------------------------
                           2003     2002      % Increase           2003      2002      % Increase
                          -------  -------    -----------         -------   -------    -----------
Orthopedic Products
-------------------
  Spine                   $  20.6  $  17.7         16%            $  79.6   $  69.6        14%
  Reconstruction             13.4     11.5         17%               51.2      43.8        17%
  Trauma                     13.6     11.8         15%               53.7      46.6        15%
                          -------  -------    -----------         -------   -------    -----------
Total Orthopedic          $  47.6  $  41.0         16%            $ 184.5   $ 160.0        15%

Non-Orthopedic                5.1      4.9          4%               19.2      17.6         9%
                          -------  -------    -----------         -------   -------    -----------
Total                     $  52.7  $  45.9         15%            $ 203.7   $ 177.6        15%
                          -------  -------    -----------         -------   -------    -----------
                          -------  -------    -----------         -------   -------    -----------



Charles W. Federico, President and Chief Executive Officer, stated, "In 2003, we continued to expand our distribution and sales. Early in the year, we acquired the remaining 48% interest in our UK distribution company, IOL, and announced an exclusive distribution agreement for the PC.C.P System. This was followed by the completion of the Breg acquisition at the end of the year. We are now focused on growing our franchises in the three key sectors in orthopedics: spine, reconstruction and trauma," said Federico. "In both the fourth quarter and full year of 2003, we grew our total business 15%. Orthopedic products grew 17% in the fourth quarter and 15% for the year, with each of the market sectors of spine, reconstruction and trauma showing strong middle-teens growth rates year-over-year. During 2003, we continued to demonstrate an excellent gross profit margin at 75%. Although reported net income is down 5% in 2003 compared with 2002, when adjusted for KCI litigation and OIG settlement costs, earnings would have been up 14% year-over-year.

"Combined with Breg," Federico said, "we anticipate that our 2004 net sales will approximate $292 million, resulting in diluted earnings per share that will approximate $2.60 based on a projected 15.6 million diluted shares during 2004, subject to final purchase accounting effects and unanticipated KCI litigation costs. In the first quarter, we are targeting net sales of approximately $70 million and diluted earnings per share of between $0.50 and $0.55, including purchase accounting effects and the increased interest expense relating to debt we incurred to finance the Breg acquisition," added Federico. "The purchase accounting effects will increase cost of goods sold due to the step-up in the value of acquired inventories and increase amortization expense due to the increase in amortizable intangible assets. The acquired inventories will flow through cost of goods sold and be fully relieved from inventory during the first quarter. In conjunction with the Breg acquisition, our independent auditors are in the process of finalizing their review of the audit of Breg's 2003 financial statements, and their review of the preliminary purchase price allocation in order to incorporate the Breg acquisition, which closed on December 30, 2003, into the Company's year-end balance sheet. Accordingly, the Company's consolidated balance sheet as of December 31, 2003, will be presented in its annual report on Form 10-K to be filed in March 2004.

"With regard to our ongoing patent litigation against Kinetic Concepts, Inc., the case has now reached the stage where pre-trial motions and responses are being heard and considered by the judge," said Federico. "We expect the trial date to be announced when this process is concluded, which we anticipate will be in the second quarter of 2004. We remain confident of the merits of our case and that we are proceeding in the best interest of our shareholders. Legal costs are now running at a lower rate than they were in 2003. Our guidance number reflects the expected cost of the trial itself and our best estimate of legal costs up to the date of the trial."





"We thank all of our employees for their commitment and dedication to the Company's goals and mission in 2003. As we welcome our new Breg associates, we look forward to an equally successful 2004," said Federico.

Orthofix International, N.V., a diversified orthopedic products company, offers a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, reconstruction, and trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages - helping them achieve a more active and mobile lifestyle.

Orthofix's products are widely distributed around the world to orthopedic surgeons and patients - via Orthofix's sales representatives, and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek, Stryker Howmedica, Kendall Healthcare and Royce Medical. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Wake Forest University School of Medicine, the Orthopedic Research and Education Foundation, the Cleveland Clinic Foundation, Innovative Spinal Technologies and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.
                                         ----------------

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the integration of the businesses of Orthofix and Breg, unanticipated expenditures, the final purchase price allocation, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy including changes in interest rates and foreign currency exchange rates and other factors described in the most recent reports on Form 10-Q, most recent reports on Form 10-K and other periodic reports filed by Orthofix with the Securities and Exchange Commission.




                          - Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)


                                                For the three months                For the twelve months
                                           --------------------------------    --------------------------------
                                                ended December 31,                  ended December 31,
                                           --------------------------------    --------------------------------
                                                2003              2002              2003              2002
                                           --------------    --------------    --------------    --------------
Net sales                                  $    52,708       $    45,878       $   203,707      $    177,595
Cost of sales                                   13,013            12,092            51,090            44,819
                                           --------------    --------------    --------------    --------------
  Gross profit                                  39,695            33,786           152,617           132,776
                                           --------------    --------------    --------------    --------------

Operating expenses
  Sales and marketing                           19,327            17,099            76,756            64,433
  General and administrative                     5,328             3,855            20,465            17,192
  Research and development                       2,148             1,657             8,128             7,509
  Amortization                                     339               214               995               703
  Litigation and settlement costs                  958                --             5,689                --
                                           --------------    --------------    --------------    --------------
                                                28,100            22,825           112,033            89,837
                                           --------------    --------------    --------------    --------------

  Operating income                              11,595            10,961            40,584            42,939

Other income/(loss)                               (496)             (603)           (1,269)           (2,409)
                                           --------------    --------------    --------------    --------------
  Income before income tax                      11,099            10,358            39,315            40,530
    and minority interests
Income tax expense                              (4,259)           (3,304)          (14,585)          (12,875)
                                           --------------    --------------    --------------    --------------
Net income before minority interests             6,840             7,054            24,730            27,655
Minority interests                                  --              (481)               --            (1,742)
                                           --------------    --------------    --------------    --------------
  Net income                               $     6,840       $     6,573       $    24,730       $    25,913
                                           --------------    --------------    --------------    --------------


  Net income per common share - diluted    $         0.46    $         0.45    $         1.68    $         1.76


Weighted average number of common
  shares outstanding - diluted              14,854,946        14,486,870        14,681,883        14,685,236